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                                                                   EXHIBIT 10.37

                         Form of Clarification letter


                                                       November 30, 1999

[name]
[address]

     Re: Clarification regarding your capital commitment of $[__________] pursuant to that certain Letter Agreement (the "Letter Agreement"), dated as of September 10, 1999 (with an effective date of September 10, 1999), between you and ZEFER Corp. (the "Company").

Dear [name]

     In light of the Company's recent restructuring of its available financing, including the re-characterization of a portion of GTCR's capital commitments to the Company (i.e., from an equity capital commitment for senior preferred stock to a debt-based capital commitment of equal size), the Company is sending this letter of clarification to you with respect to your ongoing rights and obligations under the Letter Agreement.

     On September 10, 1999, you accepted the Company's invitation to invest in the Company by making a capital commitment to the Company of up to $[__________] on the terms and conditions set forth in the Letter Agreement. This acceptance was later memorialized in the Letter Agreement referenced above. In particular, the Letter Agreement provides that:

          "By agreeing to the foregoing capital commitment, you will be entitled to purchase [______] shares of ZEFER common stock at a price of $[____] per share and will be required to purchase up to [___] shares of ZEFER's senior preferred stock at a price of $1000.00 per share from time to time as the Company receives funding in respect of its capital commitments from GTCR Golder Rauner LLC ("GTCR"). . . . By making this capital commitment, you will be required to fund 19% of your commitment [initially] and to make additional purchases on a pro rata basis with GTCR as additional funds are needed by the Company."

     Although it is clear from this language that the restructuring described above does not affect any of your rights or obligations under the Letter Agreement (including your obligation to make additional purchases of the Company's senior preferred stock on a pro rata basis with GTCR at such times as the Company receives funding in respect of GTCR's capital commitments), it is equally clear that, after giving effect to such restructuring, the example set forth in the second paragraph of the Letter Agreement, which only makes reference to GTCR's capital commitment for senior preferred stock (but not GTCR's new debt-based capital commitment), no longer serves as an accurate illustration of your "additional purchase" obligation under the Letter Agreement. Rather, as of the restructuring, the example set forth in the Letter Agreement should be revised to illustrate that you will be required to make additional purchases of the Company's senior preferred stock
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pursuant to the terms of the Letter Agreement at such times as the Company receives funding in respect of any GTCR capital commitment (including GTCR's debt-based capital commitment).

     As such, in the interest of clarity for both you and the Company going forward, please acknowledge your receipt and acceptance of this letter by signing in the space provided below and returning the same by facsimile to the undersigned at 617-451-8001 by December 3, 1999. Please call if you have any questions regarding this letter and thank you for your continued support of the Company.

                                                  Sincerely,


                                                  Sean W. Mullaney
                                                  Executive Vice President
                                                    and General Counsel

ACCEPTED AND AGREED TO:

By:
       ----------------------------------
Name:
       ----------------------------------


     This Form of Clarification Letter was issued to and accepted by the executives of the Registrant (or the affiliates thereof) listed below. The only material differences among the respective Investment Letters are the following:

     (i)    the aggregate dollar amount of the capital commitment,
     (ii) the number of shares of common stock and preferred stock to be purchased, and
     (iii)  the per share purchase price for the common stock.


The table below sets forth the above information with respect to each such executive.


                                   Total          Total          Common
                    Aggregate      Common       Preferred       Purchase
Executive           Investment     Shares         Shares         Price
---------           ----------     ------         ------         -----
Carol Boudreau      $350,978       71,868           339          $0.17

Gerry Dube          $314,443       61,692           291          $0.38

Mellaney
Investments, LLC    $200,855       41,128           194          $0.17

James Slamp         $104,814       20,564            97          $0.38

Martha Stephens     $100,427       20,564            97          $0.17

Frank Torbey        $100,427       20,564            97          $0.17

Thomas Waite        $145,876       28,620           135          $0.38

David Lubin         $174,971       35,828           169          $0.17

Richard Nolan       $100,427       20,564            97          $0.17